Exhibit 99.1

Freight Technologies Secures up to USD $20 Million to Create an Official Trump Token ($TRUMP) Treasury

- -

-Capital dedicated for the strategic accumulation of Official Trump ($TRUMP) cryptocurrency-

-Creates diversified crypto treasury strategy alongside recent purchase of FET tokens-

HOUSTON - April 30, 2025 — Freight Technologies, Inc. (Nasdaq: FRGT, “Fr8Tech” or the “Company”), a logistics management innovation company, offering a diverse portfolio of technology-driven solutions, today announced that it has entered into an agreement for the issuance of convertible notes (the “Agreement”) through a facility of up to USD $20 million with an institutional investor signed on April 29, 2025. Capital from the financing is exclusively earmarked for purchasing Official Trump Tokens ($TRUMP), making Fr8Tech one of the first public companies to make $TRUMP a cornerstone of its digital asset strategy.

Javier Selgas, Chief Executive Officer of Fr8Tech added, “At the heart of Fr8Tech’s mission is the promotion of productive and active commerce between the United States and Mexico. Mexico is the United States’ top goods trading partner, with Mexico being the leading destination for US exports and the top source for US imports. As US Treasury Secretary Scott Bessent recently stated, ‘I wish to be clear: America First does not mean America alone. To the contrary, it is a call for deeper collaboration and mutual respect among trade partners.”

“The recent acquisition of FET Tokens to our treasury combined with the AI solutions FET supports, continues to help us develop our technology. We believe that the addition of the Official Trump tokens are an excellent way to diversify our crypto treasury, and also an effective way to advocate for fair, balanced, and free trade between Mexico and the US.”

Pursuant to the financing, the Company intends to initially issue notes in the aggregate principal amount of USD $1 million in its first tranche, with additional capacity of up to USD $19 million available in subsequent drawdowns, subject to certain conditions. This transaction to purchase Official Trump tokens advances Fr8Tech’s strategy to build a diversified digital asset treasury, following its recent acquisition of FET tokens (currently valued at approximately $8 million as of April 29, 2025).

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Company’s current report on Form 8-K dated April 30, 2025, announcing the execution of the Agreement.

About Freight Technologies Inc.

Freight Technologies (Nasdaq: FRGT) (“Fr8Tech”) is a technology company offering a diverse portfolio of proprietary platform solutions powered by AI and machine learning to optimize and automate the supply chain process. Focused on addressing the distinct challenges within the supply chain ecosystem, the Company’s portfolio of solutions includes the Fr8App platform for seamless OTR B2B cross-border shipping across the USMCA region; Fr8Now, a specialized service for less-than-truckload (LTL) shipping; Fr8Fleet, a dedicated capacity service for enterprise clients in Mexico; Waavely, a digital platform for efficient ocean freight booking and management of container shipments between North America and ports worldwide and Fleet Rocket a nimble, scalable and cost-effective Transportation Management System (TMS) for brokers, shippers, and other logistics operator. Each product is interconnected within a unified platform to connect carriers and shippers and significantly improve matching and operation efficiency such as live pricing and real-time tracking, digital freight marketplace, brokerage support, transportation management, fleet management, and committed capacity solutions. The company is headquartered in Houston, Texas. For more information, please visit fr8technologies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Fr8Tech’s and Fr8App Inc.’s actual results may differ from their expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Fr8Tech’s and Fr8App Inc.’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability to obtain or maintain the listing of Fr8Tech’s ordinary shares on Nasdaq; (2) changes in applicable laws or regulations; (3) the possibility that Fr8Tech or Fr8App Inc. may be adversely affected by other economic, business and/or competitive factors; (4) risks relating to the uncertainty of the projected financial information with respect to Fr8App Inc.; (5) risks related to the organic and inorganic growth of Fr8App Inc.’s business and the timing of expected business milestones; and (6) other risks and uncertainties identified, including those under “Risk Factors,” to be filed in Fr8Tech other filings with the Securities Exchange Commission.

Fr8Tech cautions that the foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Fr8Tech and Fr8App Inc. caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Fr8Tech and Fr8App Inc. do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Fr8Tech Contact:

Jason Finkelstein

IGNITION Investor Relations

investors@fr8technologies.com